Exhibit 99.3 Management's Discussion and Analysis of Results of Operations

ITEM 7 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash requirements arise principally from the capital expenditures related to existing stores, offices and warehouses, the need to finance the acquisition, construction and equipping of new stores and to purchase inventory. The primary capital expenditures for fiscal 2002 were attributed to capital maintenance of the Company's existing stores and offices. The Company opened two new stores in fiscal 2002, compared with one new store in fiscal 2001 and five new stores in fiscal 2000. In fiscal 2002, the Company increased its levels of capital expenditures 73.1% compared to fiscal 2001. In fiscal 2002, with an increase in capital expenditures and decrease in accounts payable offset, in part, by a decrease in merchandise inventories, the Company decreased its debt by $41,574,000 and increased its cash and cash equivalents by $26,789,000. In fiscal 2001, with a decrease in merchandise inventories coupled with decreased levels of capital expenditures and an increase in accounts payable the Company decreased its debt by $143,913,000 and increased its cash and cash equivalents by $7,986,000. In fiscal 2000, with a decrease in accounts payable offset, in part, by decreased levels of capital expenditures and merchandise inventories, the Company increased its debt by $28,739,000 and decreased its cash and cash equivalents by $10,490,000. The following table indicates the Company's principal cash requirements for the past three fiscal years:

(dollar amounts                       Fiscal               Fiscal               Fiscal
in thousands)                           2002                 2001                 2000               Total
---------------------------------------------------------------------------------------------------------------
Cash Requirements:
    Capital expenditures            $ 43,911             $ 25,375             $ 57,336            $126,622
    (Decrease) increase in
      merchandise inventories        (30,591)             (28,262)             (35,163)            (94,016)
    Decrease (increase) in
      accounts payable                16,032              (11,330)             115,311             120,013
---------------------------------------------------------------------------------------------------------------
    Total                           $ 29,352            $ (14,217)            $137,484            $152,619
---------------------------------------------------------------------------------------------------------------
Net cash provided by
    operating activities
    less change in merchandise
    inventories and accounts
    payable                         $123,841             $128,301             $ 99,739            $351,881
---------------------------------------------------------------------------------------------------------------

In fiscal 2002, merchandise inventories decreased as the Company continued its focus on improving inventory management. Additionally, the Company decreased the average number of stock-keeping units per store to approximately 24,000 in fiscal 2002, compared to 25,000 in fiscal 2001 and 26,000 in fiscal 2000. In fiscal 2001, merchandise inventories decreased as the Company maintained its net store count and completed the exit of the two distribution centers closed in fiscal 2000 as part of the Profit Enhancement Plan. In fiscal 2000, merchandise inventories decreased as the Company decreased its net store count by 34 and closed the two distribution centers.

The Company's working capital was $130,680,000 at February 1, 2003, $115,201,000 at February 2, 2002 and $122,741,000 at February 3, 2001. The
Company's long-term debt, as a percentage of its total capitalization, was 45% at February 1, 2003, 47% at February 2, 2002 and 52% at February 3, 2001. As of February 1, 2003, the Company had an available line of credit totaling $139,047,000.

The Company has no plans to open any new stores in fiscal 2003. Management estimates capital expenditures relating to existing stores, warehouses and offices during fiscal 2003 will be approximately $55,000,000. The Company anticipates that its net cash provided by operating activities and its existing line of credit will exceed its principal cash requirements for capital expenditures and net inventory in fiscal 2003.


The following tables represent the Company's total contractual obligations and commercial commitments as of February 1, 2003:


(dollar amounts
in thousands)                      Due in less       Due in        Due in        Due after
Obligation                  Total  than 1 year       1-3 years     3-5 years     5 years
---------------------------------------------------------------------------------------------

Long-term debt (1)      $  626,711    $101,183        $226,579      $298,703      $    246
Operating leases           500,640      46,640          80,119        72,800       301,081
Capital leases                 748         699              49             -             -
Unconditional purchase
  obligation                23,393       5,993          17,400             -             -
Other                        4,900       4,900               -             -             -
---------------------------------------------------------------------------------------------
Total Cash Obligations  $1,156,392    $159,415        $324,147      $371,503      $301,327
---------------------------------------------------------------------------------------------

(1) Long-term debt includes current maturities.


(dollar amounts
in thousands)                      Due in less       Due in        Due in        Due after
Commercial Commitments      Total  than 1 year       1-3 years     3-5 years     5 years
---------------------------------------------------------------------------------------------

Import letters
  of credit             $    2,399    $  2,399        $      -      $      -      $      -
Standby letters
  of credit                 40,480      40,480               -             -             -
Surety bonds                 9,375       9,375               -             -             -
---------------------------------------------------------------------------------------------
Total Commercial
  Commitments           $   52,254    $ 52,254        $      -      $      -      $      -
---------------------------------------------------------------------------------------------

The other commitment due in the next year of $4,900,000 is related to the non-renewal of the Chairman and CEO's employment agreement. The letters of credit are used primarily to secure the Company's insurance claims and are renewable on an annual basis. The operating leases shown above are exclusive of any lease obligations for stores for which reserves were created in conjunction with the Profit Enhancement Plan. The Company anticipates that its net cash provided by operating activities, its existing line of credit and its access to capital markets will exceed its cash obligations presented in the tables above.

In January 2003, the Company reclassified $6,000,000 of other notes payable, due January 1, 2004, to current liabilities on the consolidated balance sheet.

In the third quarter of fiscal 2002, the Company retired $42,875,000 aggregate principal amount of the remaining $43,005,000 of the Medium-Term Notes with an original maturity date of September 2007. These notes were redeemed at the option of the holders. The Company repurchased these notes with a portion of the proceeds from the sale of the 4.25% Senior Convertible Notes.

In the second quarter of fiscal 2002, the Company reclassified the $75,000,000, 6.625% notes with a stated maturity date of May 15, 2003 to current liabilities on the consolidated balance sheet. The Company anticipates being able to repurchase these notes with cash from operations and its existing line of credit.

In the second quarter of fiscal 2002, the Company retired $49,915,000 aggregate principal amount of the $50,000,000 Medium-Term Notes with an original maturity date of July 2007. These notes were redeemed at the option of the holders. The Company repurchased these notes with a portion of the proceeds from the sale of the 4.25% Senior Convertible Notes.

On May 21, 2002, the Company issued $150,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due June 1, 2007. The notes are unsecured and jointly and severally guaranteed by the Company's wholly-owned direct and indirect operating subsidiaries, The Pep Boys Manny Moe & Jack of California, Pep Boys - Manny, Moe & Jack of Delaware, Inc. and Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc. The notes may be converted into shares of Pep Boys common stock at any time prior to their maturity unless they have been previously repurchased or redeemed by the Company. The conversion rate is 44.6484 shares per each $1,000 principal amount of notes, equivalent to a conversion price of approximately $22.40 per share. Interest on the notes is payable by the Company on June 1 and December 1 of each year, beginning December 1, 2002. The proceeds from the sale of the notes were used to retire debt.

In fiscal 2001, the Company repurchased the remaining $241,504,000 face value of its Liquid Yield Option Notes (LYONs). The book value of the repurchased LYONs was $161,812,000.

In June 2001, the Company obtained $90,000,000 in a Senior Secured Credit Facility. The facility, which is secured by certain equipment and real estate with a total book value as of February 1, 2003 of $89,960,000, was issued in two tranches. Tranche A is a term loan for $45,000,000 with an interest rate based on London Interbank Offered Rate (LIBOR) plus 3.65%. Tranche A is structured as a two-year term loan payable in equal installments with the final payment due in 2003. Tranche B is a term loan for $45,000,000 with an interest rate of LIBOR plus 3.95%. Tranche B is structured as a five-year term loan payable in equal installments with the final payment due in 2006. The Senior Secured Credit Facility is subject to certain financial covenants. The Company used the proceeds from the facility to repurchase the outstanding LYONs that were put back to the Company in fiscal 2001.

In May 2001, the Company sold certain operating assets for $14,000,000. The assets were leased back from the purchaser in a lease structured as a one-year term with three one-year renewal options. The resulting lease is being accounted for as an operating lease and the gain of $3,817,000 from the sale of the certain operating assets is deferred until the lease term is completed and the residual guarantee is satisfied, at which time the gain will be recorded in costs of merchandise sales and costs of service revenue on the consolidated statement of operations. The Company used the proceeds from the sale to retire debt.

In fiscal 2000, the Company repurchased $30,200,000 face value of its LYONs at a price of $520 per LYON. The book value of the repurchased LYONs was $19,226,000.

In September 2000, the Company entered into a new revolving credit agreement. The new revolving credit agreement provides up to $225,000,000 of borrowing availability, which is collateralized by inventory and accounts receivable. Funds may be drawn and repaid anytime prior to September 10, 2004. Sixty days prior to each anniversary date, the Company may request and, upon agreement with the bank, extend the maturity of this facility an additional year. The interest rate on any loan is equal to the LIBOR plus 1.75%, and increases in 0.25% increments as the excess availability falls below $50,000,000. The revolver is subject to financial covenants.

In September 2000, the Company entered into a $143,000,000 real estate operating lease facility with leased property trusts, established as an unconsolidated special-purpose entity. The real estate operating lease facility, which has an interest rate of LIBOR plus 1.85%, replaces $143,000,000 of leases, which had an interest rate of LIBOR plus 2.27%. The Company, as a result of replacing the existing operating leases, recorded a pretax charge to fiscal 2000 earnings of $1,630,000 of unamortized lease costs, which was recorded in the costs of merchandise sales of the consolidated statement of operations. The $143,000,000 real estate operating lease facility has a four-year term with a guaranteed residual value. At February 1, 2003, the Company had approximately $132,000,000 of real estate leased under the facility and the maximum amount of the residual guarantee relative to the real estate under the lease is approximately $92,372,000. The Company expects the fair market value of the leased real estate, subject to the purchase option or sale to a third party, to substantially reduce or eliminate the Company's payment under the residual guarantee at the end of the lease term.

In September 2000, the Company retired $70,000,000 of Senior Notes, at par, using the proceeds from the $225,000,000 revolving line of credit. The retired notes were issued in a private placement in February 1999 in two tranches. The first tranche was for $45,000,000 and had a coupon of 8.45% with a maturity of 2011. The second tranche was for $25,000,000 and had a coupon of 8.30% with a maturity of 2009.

In June 2000, the Company repurchased $5,995,000 face value of the $49,000,000 Medium-Term Note.

See "SUBSEQUENT EVENTS- Debt and Financing Arrangements and Contingencies" for information regarding subsequent events related to debt, leases and other commitments and pending litigation.


PENSION PLANS

The Company has a defined benefit pension plan covering its full-time employees hired on or before February 1, 1992 and an unfunded Supplemental Executive Retirement Plan (SERP). The pension expense for fiscal 2002, 2001 and 2000 was $3,243,000, $1,754,000 and $1,477,000, respectively. This expense is calculated based upon a number of actuarial assumptions, including an expected return on plan assets of 8.5% and a discount rate of 6.75%. In developing the expected return on asset assumptions, the Company evaluated input from its actuaries, including their review of asset class return expectations. The discount rate utilized by the Company is based on a review of AA bond performance. The Company intends to change the expected rate of return on plan assets to 6.75% for fiscal 2003. Due to the effect of the unrecognized actuarial losses and based upon an expected return on plan assets of 6.75%, a discount rate of 6.75% and various other assumptions, the Company estimates the pension expense, exclusive of settlement accounting discussed below, will approximate $3,750,000 for both plans in fiscal 2003. The Company will continue to evaluate its actuarial assumptions and adjust as necessary. In fiscal 2002, the Company contributed $6,975,000 to the defined benefit pension plan. Based upon the current funded status of the defined benefit pension plan, cash contributions are not anticipated in fiscal 2003.

In fiscal 2003, the Company anticipates an approximate settlement of $12,200,000 related to the SERP obligation for the Chairman and CEO. This obligation will result in an expense for settlement accounting under Statement of Financial Accounting Standards (SFAS) No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," of approximately $4,900,000 in fiscal 2003.

EFFECTS OF INFLATION

The Company uses the LIFO method of inventory valuation. Thus, the cost of merchandise sold approximates current cost. Although the Company cannot accurately determine the precise effect of inflation on its operations, it does not believe inflation has had a material effect on revenues or results of operations during fiscal 2002, fiscal 2001 or fiscal 2000.

IMPAIRMENT CHARGES

During fiscal 2000, the Company, as a result of its ongoing review of the performance of its stores, identified certain stores whose cash flow trend indicated that the carrying value may not be fully recoverable. An impairment charge of $5,735,000 was recorded in fiscal 2000 for these stores. The charge is currently presented in cost of merchandise sales and net earnings (loss) from discontinued operations as $2,547,000 and $3,188,000 ($2,024,000, net of tax), respectively. The charge reflects the difference between carrying value and fair value. Fair value was based on sales of similar assets or other estimates of fair value developed by Company management. Management's judgment is necessary to estimate fair value. Accordingly, actual results could vary from such estimates.

PROFIT ENHANCEMENT PLAN

In the third quarter of fiscal 2000, the Company comprehensively reviewed its field, distribution and Store Support Center infrastructure and the performance of each of its stores. As a result, the Company implemented a number of changes that have improved its performance. These changes included the closure of 38 under-performing stores and two distribution centers and reductions in store operating hours and the Store Support Center infrastructure.

PLAN UPDATE

The Company is progressing towards the disposal of the 38 stores (11 owned and 27 leased), two distribution centers and two development parcels that were closed or abandoned in connection with the Profit Enhancement Plan. As of February 1, 2003, the Company had disposed of 22 of the closed stores, the two distribution centers and the two development parcels. During fiscal 2002, the Company decided to lease rather than sell three of the closed stores due to changes in the real estate market. As a result, the Company reclassified these three owned properties as assets held for use. The Company estimates that the remaining closed stores (one owned and 12 leased) will be disposed of by the end of the third quarter of fiscal 2003.

ASSETS HELD FOR DISPOSAL

As of February 1, 2003, the assets held for disposal included the building and land of one remaining closed store owned by the Company, which has a carrying value of $1,146,000. This property was sold in the first quarter of fiscal 2003. The Company has sold nine of the 13 owned properties originally held for sale, which included the two development parcels. Additionally, the Company decided to lease rather than sell three of the closed stores due to changes in the real estate market. As a result, the Company reclassified these three owned properties as assets held for use at their estimated market value. The market value of each such property was lower than cost adjusted for depreciation.

In fiscal 2002, the Company sold six and reclassified three (as assets held for use) of the 13 owned properties. The six properties were sold for $8,446,000, net of commissions, and resulted in a loss of $666,000, which was recorded in costs of merchandise sales on the consolidated statement of operations. In addition, the Company adjusted the carrying values of certain assets held for disposal, which resulted in a net decrease of $160,000, which was recorded in costs of merchandise sales on the consolidated statement of operations.

In fiscal 2001, the Company sold three of the 13 owned properties for $4,103,000, net of commissions, and resulted in a loss of $691,000, which was recorded in costs of merchandise sales and selling, general and administrative expenses on the consolidated statement of operations. In addition, the Company recorded a downward revision in the estimated values for certain properties of $1,496,000 in fiscal 2001. This expense was recorded in costs of merchandise sales on the consolidated statement of operations. In fiscal 2001, the Company recorded a loss for equipment held for disposal of $162,000, which was due primarily to a reduction in the Company's estimated proceeds.

In fiscal 2000, the Company recorded charges related to the write-down of assets to fair value of $58,754,000. These charges were associated with the closure of the 38 stores, two distribution centers, the write-off of certain equipment and the abandonment of two development parcels.

LEASE RESERVE

As of February 1, 2003, the Company was able to sublease eight and exit the lease of an additional seven of the 27 leased stores. The Company expects the remaining 12 closed stores that are leased to be subleased or otherwise disposed of by the end of the third quarter of fiscal 2003.

The Company increased the lease reserve $901,000 during fiscal 2002. This increase is due primarily to an increase in the time that it is expected to take to sublease certain properties, offset, in part, by an increase in the estimated sublease rates. The effect of these adjustments was recorded in costs of merchandise sales and costs of service revenue on the consolidated statement of operations.

The Company increased the lease reserve $1,644,000 during fiscal 2001. This change in the reserve was a result of a $3,834,000 increase due primarily to an increase in the estimated amount of time it was expected to take the Company to sublease certain properties and a decrease in estimated sublease rates. The reserve increase was offset, in part, by a $2,190,000 decrease due primarily to lower than estimated commissions and lease exit costs on subleases for certain properties. The effects of these adjustments were recorded in costs of merchandise sales and costs of service revenue on the consolidated statement of operations.

In fiscal 2000, the Company recorded a reserve of $7,916,000 for leases of properties included in the Profit Enhancement Plan. The Company increased the reserve by $113,000 during the remainder of fiscal 2000. These changes in the reserve were a result of a $1,176,000 increase due to an increase in the estimated lease payments related to the closed stores. The increase was offset, in part, by a $1,063,000 decrease due primarily to an increase in the estimated sublease rates coupled with lower lease-related expenses. The effects of these adjustments were recorded in costs of merchandise sales and costs of service revenue on the consolidated statement of operations.

ON-GOING EXPENSES

The on-going expense reserve represents exit activity costs which are not associated with or do not benefit the Company's continuing activities. These costs are necessary to maintain the remaining closed stores until sold, sublet or otherwise disposed. The on-going costs reserve includes general maintenance costs such as utilities, security, telephone, real estate taxes and personal property taxes which will be incurred until the properties are disposed. The reserve for on-going costs will diminish as sites are sold, sublet or otherwise disposed. These disposals are expected to be completed by the end of the third quarter of fiscal 2003.

In fiscal 2002, the Company increased the on-going expense reserve by $802,000. This increase is due primarily to an increase in the length of time that it is expected to take to sublease, sell or otherwise dispose of the remaining properties. This adjustment was recorded in costs of merchandise sales, costs of service revenue and selling, general and administrative expenses on the consolidated statement of operations.

In fiscal 2001, the Company increased the on-going expense reserve by $595,000. This increase was due primarily to a $1,214,000 increase in the reserve due to an increase in the estimated time it was expected to take to sublease, sell or otherwise dispose of the remaining properties offset, in part, by a $619,000 decrease due to lower than anticipated cost for utilities and security. This adjustment was recorded in costs of merchandise sales, costs of service revenue and selling, general and administrative expenses on the consolidated statement of operations.

In fiscal 2000, the Company recorded a reserve of $3,944,000 for on-going expenses associated with the properties included in the Profit Enhancement Plan. The Company increased the on-going expense reserve by $361,000 during the remainder of fiscal 2000. This increase was due to an increase in the estimated time it was expected to take to sublease, sell or otherwise dispose of the remaining properties. This adjustment was recorded in costs of merchandise sales, costs of service revenue and selling, general and administrative expenses on the consolidated statement of operations.

SEVERANCE RESERVE

In fiscal 2001, the severance reserve was completed. Therefore, there was no activity to this reserve in fiscal 2002. In fiscal 2001, the Company reversed $69,000 of severance because certain employees who originally expected to receive severance failed to qualify to receive payments. In addition, final severance payments were lower than estimated. Each of these reversals was recorded through the line it was originally charged in the consolidated statement of operations.

In fiscal 2000, the Company recorded a reserve of $1,694,000 for severance associated with the Profit Enhancement Plan. During the remainder of fiscal 2000, the Company reversed $272,000 of severance due to certain employees' acceptance into other positions within the Company and other employees failing to qualify to receive payments. Each reversal was recorded through the line it was originally charged in the consolidated statement of operations.

The total number of employees separated due to the Profit Enhancement Plan was approximately 1,000. The 1,000 employees were composed of 76% store employees, 13% distribution employees, and 11% Store Support Center and field administrative employees. The total severance paid in connection with the Profit Enhancement Plan was $1,353,000.

NON-RESERVABLE EXPENSES

Non-reservable expenses are those costs which could not be reserved, but were incurred as a result of the Profit Enhancement Plan. These expenses related to costs incurred which had a future economic benefit to the Company, such as the transferring of inventory and equipment out of properties closed by the Profit Enhancement Plan.

There were no expenses of this nature incurred in fiscal 2002. In fiscal 2001, expenses of this nature incurred were $678,000. These expenses related to the completion of the removal of inventory and equipment from the closed distribution centers. In fiscal 2000, expenses of this nature incurred were $3,611,000. These expenses were for inventory and equipment handling related to the closure of the 38 stores and the two distribution centers. The fiscal 2000 expenses were offset by a recovery of certain benefit expenses related to the reduction in workforce.

PROFIT ENHANCEMENT PLAN EXPENSE SUMMARY

Following are tables summarizing expenses related to the Profit Enhancement Plan for fiscal 2002, 2001 and 2000. The details and reasons for the original charge and changes to the charge are as described above in the respective reserve categories.




(dollar amounts
 in thousands)
Income Statement         Fiscal       Fiscal        Fiscal
Classification             2002         2001          2000
-----------------------------------------------------------------
Costs of
   merchandise sales     $2,014       $4,169        $67,085

Costs of
   service revenue          491          813          5,232

Selling, general and
   administrative            24          215          2,628
-----------------------------------------------------------------
Total Expenses           $2,529       $5,197        $74,945
-----------------------------------------------------------------


At the end of the third quarter of fiscal 2000, the Company set up a reserve liability account, which is included in accrued expenses on the consolidated balance sheet. This liability account tracks all accruals including remaining rent on leases net of sublease income, severance, and on-going expenses for the closed properties. The following chart reconciles the change in reserve:



(dollar amounts           Lease         Fixed                On-going
 in thousands)            Expenses      Assets   Severance   Expenses       Total
-----------------------------------------------------------------------------------------

Reserve Balance
  at Feb. 3, 2001         $ 7,054      $     -     $   209    $ 2,960     $ 10,223

Addition                    3,834        2,440           -      1,214        7,488

Utilization                (5,548)      (2,349)       (140)    (2,235)     (10,272)

Adjustment                 (2,190)         (91)        (69)      (619)      (2,969)
-----------------------------------------------------------------------------------------
Reserve Balance
  at Feb. 2, 2002           3,150            -           -      1,320        4,470

Addition                    1,825          826           -        802        3,453

Utilization                (2,959)        (826)          -     (1,680)      (5,465)

Adjustment                   (924)           -           -          -         (924)
-----------------------------------------------------------------------------------------
Reserve Balance
  at Feb. 1, 2003         $ 1,092      $     -     $     -    $   442     $  1,534
-----------------------------------------------------------------------------------------

RESULTS OF OPERATIONS

The following table presents, for the periods indicated, certain items in the consolidated statements of operations as a percentage of total revenues (except as otherwise provided) and the percentage change in dollar amounts of such items compared to the indicated prior period.


                                                        Percentage of Total Revenues                       Percentage Change
-----------------------------------------------------------------------------------------------------------------------------------

                                             Feb. 1, 2003     Feb. 2, 2002      Feb. 3, 2001       Fiscal 2002 vs.  Fiscal 2001 vs.
Year ended                                   (Fiscal 2002)    (Fiscal 2001)     (Fiscal 2000)          Fiscal 2001      Fiscal 2000
-----------------------------------------------------------------------------------------------------------------------------------
Merchandise Sales                                  80.9%            80.9%             81.0%                 (0.6)%           (9.7)%
Service Revenue(1)                                 19.1             19.1              19.0                  (0.8)            (9.2)
-----------------------------------------------------------------------------------------------------------------------------------
Total Revenues                                    100.0            100.0             100.0                  (0.6)            (9.6)
-----------------------------------------------------------------------------------------------------------------------------------
Costs of Merchandise Sales(2)                      69.7 (3)         70.7 (3)          76.9 (3)              (2.0)           (17.0)
Costs of Service Revenue(2)                        74.5 (3)         75.0 (3)          82.4 (3)              (1.4)           (17.4)
-----------------------------------------------------------------------------------------------------------------------------------
Total Costs of Revenues                            70.6             71.5              78.0                  (1.9)           (17.1)
-----------------------------------------------------------------------------------------------------------------------------------

Gross Profit from Merchandise Sales                30.3 (3)         29.3 (3)          23.1 (3)               2.9             14.7
Gross Profit from Service Revenue                  25.5 (3)         25.0 (3)          17.6 (3)               1.0             29.2
-----------------------------------------------------------------------------------------------------------------------------------
Total Gross Profit                                 29.4             28.5              22.0                   2.6             16.9
-----------------------------------------------------------------------------------------------------------------------------------
Selling, General and
  Administrative Expenses                          24.0             23.6              23.2                   1.3             (8.2)
-----------------------------------------------------------------------------------------------------------------------------------
Operating Profit (Loss)                             5.4              4.9              (1.2)                 (8.8)           471.9
Non-operating Income                                0.1              0.2               0.3                 (33.0)            36.8
Interest Expense                                    2.2              2.5               2.5                 (12.1)           (10.1)
-----------------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) from Continuing
Operations Before Income Taxes                      3.3              2.6              (3.4)                 25.9            167.6
-----------------------------------------------------------------------------------------------------------------------------------
Income Taxes                                       37.0 (4)         36.0 (4)          36.5 (4)              29.4            166.7
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss) from Continuing
  Operations                                        2.0              1.6              (2.1)                 23.9            168.1
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss) from Discontinued
  Operations, Net of Tax                            0.1              0.1              (0.1)                 25.9            489.1
-----------------------------------------------------------------------------------------------------------------------------------
Net Earnings (Loss)                                 2.1              1.7              (2.2)                 24.0            169.2
-----------------------------------------------------------------------------------------------------------------------------------


(1) Service revenue consists of the labor charge for installing merchandise or maintaining or repairing vehicles, excluding the sale of any installed parts or materials.

(2) Costs of merchandise sales include the cost of products sold, buying, warehousing and store occupancy costs. Costs of service revenue include service center payroll and related employee benefits and service center occupancy costs. Occupancy costs include utilities, rents, real estate and property taxes, repairs and maintenance and depreciation and amortization expenses.

(3) As a percentage of related sales or revenue, as applicable.

(4) As a percentage of earnings (loss) before income taxes.

FISCAL 2002 VS. FISCAL 2001

Total revenues for fiscal 2002 decreased 0.6%. This decrease was due primarily to a decrease in comparable store revenues (revenues generated by stores in operation during the same period) of 0.6%, offset slightly by an increase in the number of stores in operation in fiscal 2002 versus fiscal 2001. Comparable store service revenue decreased 0.9%, while comparable store merchandise sales decreased 0.6%.

Gross profit from merchandise sales increased, as a percentage of merchandise sales, to 30.3% in fiscal 2002 from 29.3% in fiscal 2001. This increase was due primarily to higher merchandise margins, as a percentage of merchandise sales, offset, in part, by a charge related to the Profit Enhancement Plan of $2,014,000 in fiscal 2002 versus $4,169,000 in fiscal 2001. The improved merchandise margins were a result of a combination of an improvement in the mix of sales, selectively higher retail pricing, lower product acquisition costs and improved inventory controls.

Selling, general and administrative expenses increased, as a percentage of total revenues, to 24.0% in fiscal 2002 from 23.6% in fiscal 2001. This increase, as a percentage of total revenues, was due primarily to obligations associated with the non-renewal of the Chairman and CEO's employment agreement and related search fees, coupled with $4,905,000, or 72%, higher net media expense. The increase in selling, general and administrative expenses, as a percentage of total revenues, was offset, in part, by a decrease in store operating expenses. The increase in net media expense was due to increases in radio and circular advertising expenses, offset, in part, by a decrease in television advertising expense and an increase in cooperative advertising. The decrease in store expenses, as a percentage of total revenues, was due primarily to decreases in store payroll, as a percentage of total revenues.

Interest expense decreased $6,472,000, or 12.1%, due primarily to lower debt levels coupled with lower average interest rates on the Company's borrowings.

Net earnings increased, as a percentage of total revenues, due primarily to an increase in gross profit from merchandise sales, as a percentage of merchandise sales, and a decrease in interest expense, offset by an increase in selling, general and administrative expenses, as a percentage of total revenues, and a net charge related to the Profit Enhancement Plan of $1,593,000 in fiscal 2002 versus $3,326,000 in fiscal 2001.

FISCAL 2001 VS. FISCAL 2000

Total revenues for fiscal 2001, which included 52 weeks, decreased 9.6% compared to fiscal 2000, which included 53 weeks, due primarily to less stores in operation during fiscal 2001 versus fiscal 2000 coupled with a decrease in comparable store revenues (revenues generated by stores in operation during the same months of each period) of 6%. Total revenues for fiscal 2001 compared to fiscal 2000, excluding the extra week, decreased by 8.2% on an overall basis and remained at a decrease of 6% on a comparable store basis. Comparable store merchandise sales decreased 6% while comparable store service revenue decreased 5% compared to fiscal 2000 on a 52 week basis. This decline in total and comparable revenue reflected the impact of the closure of the 38 stores and other steps taken in October 2000 in conjunction with implementing the Company's Profit Enhancement Plan.

Gross profit from merchandise sales increased, as a percentage of merchandise sales, to 29.3% in fiscal 2001 from 23.1% in fiscal 2000. This increase, as a percentage of merchandise sales, was due primarily to Profit Enhancement Plan charges recorded in fiscal 2001 of $4,169,000 compared to charges recorded in fiscal 2000 of $67,085,000 and $2,547,000 associated with the Profit Enhancement Plan and asset impairments, respectively. Higher merchandise margins and a decrease in warehousing costs, as a percentage of merchandise sales, offset, in part, by an increase in store occupancy costs, as a percentage of merchandise sales, also contributed to the increase in gross profit from merchandise sales. The improved merchandise margins, as a percentage of merchandise sales, were a result of a combination of improvement in the mix of sales, selectively higher retail pricing and lower product acquisition costs. The decrease in warehousing costs, as a percentage of merchandise sales, were a result of the effects of a supply chain initiative implemented in late fiscal 2000 to improve efficiencies. The increase in store occupancy costs, as a percentage of merchandise sales, was a result of higher utilities costs, particularly in California.

Gross profit from service revenue increased, as a percentage of service revenue, to 25.0% in fiscal 2001 from 17.6% in fiscal 2000. This increase, as a percentage of service revenue, was due primarily to a decrease in service personnel costs, as a percentage of service revenue, coupled with Profit Enhancement Plan charges recorded in fiscal 2001 of $813,000 compared to $5,232,000 recorded in fiscal 2000. The decrease in service center personnel costs, as a percentage of service revenue, was a result of the steps taken in the Profit Enhancement Plan.

Selling, general and administrative expenses increased, as a percentage of total revenues, to 23.6% in fiscal 2001 from 23.2% in fiscal 2000. This increase, as a percentage of total revenues, was due primarily to an increase in media expenses from fiscal 2000 to fiscal 2001 of $6,828,000 or 0.3% of total revenues, offset, in part, by a decrease in general office expense, as a percentage of total revenues, and Profit Enhancement Plan charges recorded in fiscal 2001 of $215,000 compared to $2,628,000 recorded in fiscal 2000. The increase in media expense, as a percentage of total revenues, was a result of lower vendor reimbursements. The decrease in general office expense, as a percentage of total revenues, was a result of lower legal expense, as a percentage of total revenues.

Interest expense in fiscal 2001 was $6,009,000 or 10.1% lower than fiscal 2000 due primarily to lower debt levels coupled with lower average interest rates.

Net earnings increased, as a percentage of total revenues, due primarily to a net Profit Enhancement Plan charge recorded in fiscal 2001 of $3,326,000 compared to net charges recorded in fiscal 2000 of $47,609,000 and $3,643,000 associated with Profit Enhancement Plan and asset impairments, respectively. Also contributing to the net earnings increase, as a percentage of total revenues, were increases in both gross profit from merchandise sales and service revenue, as a percentage of merchandise sales and service revenue, respectively, and a decrease in interest expense, as a percentage of total revenues. These gross profit increases were offset, in part, by an increase in selling, general and administrative expenses, as a percentage of total revenues.

RECENTLY ADOPTED ACCOUNTING STANDARDS

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends SFAS No. 123 to require more prominent and frequent disclosures in financial statements pertaining to the effect on reported net income with respect to stock-based compensation. These provisions are effective for fiscal years ending after December 15, 2002. The Company adopted the provisions of SFAS No. 148 with respect to the disclosure requirements in the fourth quarter of fiscal 2002.

In November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor in its financial statements regarding certain guarantees that it has issued, and requires the guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. In addition, FIN 45 requires a reconciliation of changes in an entity's product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has adopted this statement in the fourth quarter of fiscal 2002 with no material effect on its consolidated financial statements.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on EITF 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." This consensus addresses the accounting issues pertaining to cash consideration received by a reseller from a vendor, and is applicable for new arrangements or modification of existing arrangements entered into after December 31, 2002. The Company has adopted the provisions of this consensus in the fourth quarter of fiscal 2002 with no material effect on its consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)."
SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred instead of at the date an entity commits to an exit plan. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. The Company has adopted this statement in the fourth quarter of fiscal 2002 with no material effect on its consolidated financial statements.

In fiscal 2001, the EITF issued EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." This consensus deals with accounting for certain types of sales incentives and other consideration offered by companies to their customers. This consensus is effective in fiscal years beginning after December 15, 2001. The Company adopted this statement in the first quarter of fiscal 2002 with no material effect on its consolidated financial statements.

In August 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This SFAS supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the Disposal of a Segment of a Business." SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement in the first quarter of fiscal 2002 with no material effect on its consolidated financial statements.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Under SFAS 141, all business combinations should be accounted for using the purchase method of accounting; use of the pooling-of-interests method is prohibited. The provisions of the statement apply to all business combinations initiated after June 30, 2001. SFAS 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. Adoption of SFAS 142 will result in ceasing amortization of goodwill. All of the provisions of the statement are effective in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The Company adopted this statement in the first quarter of fiscal 2002 with no material effect on its consolidated financial statements as it does not have goodwill or other acquired tangible assets on its consolidated balance sheet.

NEW ACCOUNTING STANDARDS

In January 2003, the FASB issued Financial Interpretation Number (FIN) 46, "Consolidation of Variable Interest Entities." FIN 46, an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of any expected losses from the variable interest entity's activities, is entitled to receive any expected residual returns of the variable interest entity, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and applies in the first fiscal year or interim period beginning after June 15, 2003, for variable interest entities created prior to February 1, 2003. The Company adopted this statement for variable interest entities created after January 31, 2003 in the fourth quarter of 2002 with no material effect on its consolidated financial statements. On August 1, 2003 the Company refinanced its real estate operating lease facility, which qualified as a variable interest entity into a new entity. The Company has evaluated this leasing transaction in accordance with FIN 46 and has determined it does not have to consolidate this leasing entity. The Company will adopt this statement for variable interest entities created prior to January 31, 2003 in the third quarter of 2003 with no material effect on its consolidated financial statements. See "SUBSEQUENT EVENTS - Debt and Financing Arrangements" for further discussion.

In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements
No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of rescinding FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30, "Reporting the Results of Operations." This statement also amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Additional amendments include changes to other existing authoritative pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. For the fiscal years ended February 1, 2003, February 2, 2002 and February 3, 2001, the Company previously recognized extraordinary items pertaining to the extinguishment of debt, net of tax, of $(239,000), $(765,000), and $2,054,000, respectively.
Reclassifications for these items have been made for all periods presented.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses accounting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and is effective for fiscal years beginning after June 15, 2002. The Company will adopt the provisions of SFAS No. 143 in the first quarter of fiscal 2003, and will recognize an asset of $2,844,000, accumulated depreciation of $2,247,000, a liability of $4,540,000 and a cumulative effect of a change in accounting principle before taxes of $3,943,000 ($2,484,000, net of tax) on its consolidated financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company does not utilize financial instruments for trading purposes and holds no derivative financial instruments which could expose the Company to significant market risk. The Company's primary market risk exposure with regard to financial instruments is to changes in interest rates. Pursuant to the terms of its revolving credit agreement and senior secured credit facility, changes in the lenders' prime rate or LIBOR could affect the rates at which the Company could borrow funds thereunder. At February 1, 2003, the Company had outstanding borrowings of $43,135,000 against these credit facilities. The table below summarizes the fair value and contract terms of fixed rate debt instruments held by the Company at February 1, 2003:

(dollar amounts                                Average
 in thousands)                  Amount         Interest Rate
----------------------------------------------------------------
Fair value at
     February 1, 2003           $550,491

Expected maturities:

2003                              81,000                6.6%
2004                             108,000                6.7
2005                             100,000                7.0
2006                             143,000                6.9
2007                             150,215                4.3
-----------------------------------------------------------------


At February 2, 2002, the Company held fixed rate debt instruments with an aggregate fair value of $491,120,000.

See "SUBSEQUENT EVENTS - Interest Rate Swap Agreement" for information regarding subsequent events related to market risk.

SUBSEQUENT EVENTS

Restructuring

Building upon the Profit Enhancement Plan launched in October 2000, the
Company conducted a comprehensive review of its operations including individual store performance, the entire management infrastructure and its merchandise and service offerings. On July 31, 2003, the Company announced several initiatives aimed at realigning its business and continuing to improve upon the Company's profitability. The Company expects these actions, including the disposal and sublease of the properties, to be substantially completed by the end of the second quarter 2004 and estimates the costs, including future costs that were not accrued, to be approximately $70,100,000. The Company anticipates this restructuring will result in an annual savings of approximately $11,000,000. The Company is accounting for these initiatives in accordance with the provisions of SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". These initiatives included:

Closure of 33 under-performing stores on July 31, 2003

The charges related to these closures, which were recorded in the second quarter of 2003, included a $33,887,000 write down of fixed assets, $1,122,000 in long-term lease and other related obligations, net of subleases, and $980,000 in workforce reduction costs.

Discontinuation of certain merchandise offerings

In the second quarter of 2003, the Company recorded a $24,580,000 write-down of inventory as a result of a decision to discontinue certain merchandising offerings.

Corporate realignment

The charges related to this realignment, which were recorded in the second quarter of 2003, included $3,070,000 in workforce reduction costs, $2,543,000 of expenses incurred in the development of the restructuring plan, a $536,000 write-down of certain assets and $467,000 in costs related to two warehouse lease terminations.

Discontinued Operations

In accordance with SFAS 144, the Company's discontinued operations reflect the operating results for the 33 stores closed on July 31, 2003 as part of the Company's corporate restructuring. The results for fiscal years 2002, 2001 and 2000 have been reclassified to show the results of operations for the 33 closed stores as discontinued operations. Below is a summary of these results:




                                          February 1,     February 2,     February 3,
Year ended                                      2003            2002            2001
                                          -----------    ------------    ------------
(Dollar amounts in thousands)                Amount         Amount            Amount
-------------------------------------------------------------------------------------
Total Revenues                             $ 74,711       $ 73,865          $ 83,189

Total Gross Profit                           17,565         17,151            17,575

Selling, General and Administrative
 Expenses                                    16,283         16,148            17,835

(Loss) Earnings from Discontinued
 Operations Before Income Taxes               1,282          1,003              (260)

Net Earnings (Loss) from Discontinued
 Operations, Net of Tax                    $    808       $    642          $   (165)
-------------------------------------------------------------------------------------

In addition, property, plant and equipment-net associated with the 33 stores of $57,551,000 and $58,644,000 as of February 1, 2003 and February 2, 2002,
respectively, has been reclassified to Assets from discontinued operations on the consolidated balance sheets.

Debt and Financing Arrangements

On August 1, 2003, the Company extended its revolving line of credit, which was set to expire September 22, 2004, to August 1, 2008. Thereafter, it automatically renews for annual periods, unless terminated by either party on 60 days notice prior to the applicable termination date. The line of credit provides up to $226,000,000 of borrowing availability, subject to certain required reserves, and is collateralized by inventory and accounts receivable. Funds may be drawn and repaid anytime prior to August 1, 2008. The loans bear interest at a rate equal to the LIBOR plus 2.00%, subject to 0.25% incremental increases as excess availability under the line of credit falls below $50,000,000. The line of credit is subject to financial covenants.

On August 1, 2003, the Company refinanced $132,000,000 operating leases. These leases, which expire on August 1, 2008, have lease payments with an effective rate of LIBOR plus 2.06%. The Company has evaluated this transaction in accordance with FIN 46 and has determined that it is not required to consolidate the leasing entity. The leases include a residual value guarantee with a maximum value of approximately $105,000,000. The Company expects the fair market value of the leased real estate to substantially reduce or eliminate the Company's payment under the residual guarantee at the end of the lease term.

In accordance with FIN 45, in the second quarter of 2003, the Company has recorded a $4,987,000 liability for the fair value of the guarantee related to this operating lease.

Interest Rate Swap Agreement

On June 3, 2003, the Company entered into an interest rate swap for a notional amount of $130,000,000. The Company has designated the swap as a cash flow hedge of the Company's real estate operating lease payments. The interest rate swap converts the variable LIBOR portion of these lease payments to a fixed rate of 2.90% and terminates on July 1, 2008. If the critical terms of the interest rate swap or the hedge item do not change, the interest rate swap will be considered to be highly effective with all changes in fair value included in other comprehensive income.

Contingencies

The Company reached an agreement in the second quarter of 2003, subject to court approval, to submit the action entitled "Dubrow et al vs The Pep Boys - Manny, Moe & Jack" to binding arbitration. The Company expects to have sufficient available cash to satisfy the maximum liability that may be imposed on the Company by the arbitrator under the terms of the agreement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to customer incentives, product returns and warranty obligations, bad debts, inventories, income taxes, financing operations, restructuring costs, retirement benefits, risk participation agreements and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the following represent its more critical estimates and assumptions used in the preparation of the consolidated financial statements, although not inclusive:

       *The Company evaluates whether inventory is stated at the lower of cost or market based on historical experience with the carrying value and life of inventory. The assumptions used in this evaluation are based on current market conditions and the Company believes inventory is stated at the lower of cost or market in the consolidated financial statements. In addition, historically the Company has been able to return excess items to vendors for credit. Future changes by vendors in their policies or willingness to accept returns of excess inventory could require a revision in the estimates.

       *The Company has risk participation arrangements with respect to casualty and health care insurance. The amounts included in the Company's costs related to these arrangements are estimated and can vary based on changes in assumptions, claims experience or the providers included in the associated insurance programs.

       *The Company records reserves for future product returns and warranty claims. The reserves are based on current sales of products and historical claim experience. If claims experience differs from historical levels, revisions in the Company's estimates may be required.

FORWARD-LOOKING STATEMENTS

Certain information contained herein may contain statements that are forward-looking. Such statements may relate to trends in the automotive aftermarket, competition, business development activities, future capital expenditures, financing sources and availability, and the effects of regulation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.